Exhibit 4.3

DOUBLE EAGLE PARENT, INC.

2016 OMNIBUS EQUITY INCENTIVE PLAN

Article 1. Establishment & Purpose

1.1 Establishment. Double Eagle Parent, Inc., a Delaware corporation (the “Company”), hereby establishes the 2016 Omnibus Equity Incentive Plan (this “Plan”) as set forth herein.

1.2 Purpose of this Plan. The purpose of this Plan is to attract, retain and motivate employees, directors and consultants of the Company and its Subsidiaries and Affiliates and to promote the success of the Company’s business by providing them with appropriate incentives and rewards either through a proprietary interest in the long-term success of the Company or compensation based on fulfilling certain performance goals.

Article 2. Definitions

Capitalized terms used and not otherwise defined herein shall have the meanings set forth below.

2.1 “Advent Party” has the meaning set forth in the Stockholders Agreement; provided, however, that a Person shall no longer be considered an Advent Party for purposes hereof at such time as such Person is no longer an Affiliate of Advent International Corporation.

2.2 “Affiliate” has the meaning set forth in the Stockholders Agreement.

2.3 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award that is granted under this Plan.

2.4 “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award, or (b) a written or electronic statement signed by an authorized officer of the Company to a Participant describing the terms and provisions of the actual grant of such Award.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means (a) in the case of any Participant who is party to a Service or severance-benefit agreement with the Company or one of its Subsidiaries or Affiliates that contains a definition of “Cause” or an equivalent term, the definition set forth in such agreement, and (b) in the case of any other Participant, any of the following events and conditions, as determined by the Committee in its reasonable judgment: (i) the Participant’s refusal or failure to perform (other than by reason of Permanent Disability), or material negligence in the performance of, the duties and responsibilities of the Participant to the Company or any of its Subsidiaries or Affiliates, or the Participant’s refusal or failure to follow or carry out any reasonable direction of the Company, and the continuance of such refusal, failure or negligence for a period of ten days after notice to the Participant; (ii) the material breach by the Participant of any provision of any agreement to which Participant and the Company or any of its Subsidiaries or Affiliates are party (including, without limitation, any employment, non-competition or non-solicitation covenant or agreement with the Company and/or any of its Subsidiaries or Affiliates); (iii) the commission by the Participant of fraud, embezzlement, theft or any other material act of dishonesty involving the Company or any of its Subsidiaries or Affiliates; (iv) the commission by the Participant of any felony or any other crime involving dishonesty or moral turpitude; (v) a significant violation by the Participant of any code of conduct of the Company or its Subsidiaries or Affiliates; and (vi) any other conduct that involves a breach of fiduciary obligation on the part of the Participant with respect to, or that otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of, the Company or any of its Subsidiaries or Affiliates. Any voluntary termination of Service or other engagement by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for “Cause”.

2.7 “Change of Control Transaction” means (a) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Sponsor Entities, (b) any Person or group, other than the Sponsor Entities, obtains the right (by contract or otherwise) to designate or appoint a majority of the members of the Company’s Board of Directors, or (c) any Person or group, other than the Sponsor Entities, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting equity of the Company, including by way of merger, consolidation or otherwise, and the Sponsor Entities cease to directly or indirectly control the Board; provided, that no Transfer (as defined in the Stockholders Agreement) in one or a series of related transactions of equity securities of the Company by the THL Party shall constitute a “Change of Control Transaction” unless the Advent Party owns or controls the vote (by contract or otherwise) of less than 80% of the Advent Closing Common Shares (as defined in the Stockholders Agreement) and no such Transfer by the Advent Party shall constitute a “Change of Control Transaction” unless the THL Party owns or controls the vote (by contract or otherwise) of less than 80% of the THL Closing Common Shares (as defined in the Stockholders Agreement; provided, further, that to the extent necessary to comply with Section 409A of the Code with respect to the payment of deferred compensation, “Change of Control Transaction” shall be limited to a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5) prescribed pursuant to Section 409A of the Code; provided, further, that a Divestiture Transaction shall constitute a Change of Control Transaction with respect to an Award held by a Participant immediately prior to the consummation of such Divestiture Transaction if such Participant experiences a Divestiture Transaction Termination in connection therewith. Notwithstanding the foregoing, in no event shall an IPO, or any change in the construct of the Board reasonably necessary in connection with or following an IPO, be deemed to be a Change of Control Transaction.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Board, or any committee thereof designated by the Board to administer this Plan in accordance with Article 3 of this Plan.

2.10 “Consultant” means an individual independent contractor who provides services to the Company or one of its Subsidiaries or Affiliates and who is not a Director.

2.11 “Director” means a member of the Board who is not an Employee.

2.12 “Divestiture Transaction” means the sale, transfer or divestment by the Company of an individual business unit, division, Subsidiary or group thereof in a transaction that does not constitute a “Change of Control Transaction”.

2.13 “Divestiture Transaction Termination” means a termination of a Participant’s Service with respect to the Company and its Subsidiaries and Affiliates as a direct result (as determined by the Committee), and within 60 days, of, a Divestiture Transaction.

2.14 “Eligible Person” means an Employee, Director or Consultant.

2.15 “Employee” means an officer or other employee of the Company or any Subsidiary or Affiliate, including a member of the Board who is such an employee.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17 “Fair Market Value” means, as of any day, with respect to the Shares:

(a)	if the Shares are immediately and freely tradable on a stock exchange or an over-the-counter market, the closing price per Share on the preceding day, or if no trades were made on such date, the immediately preceding day on which trades were made; or

(b)	in the absence of such a market for the Shares, the fair value per Share as determined in good faith by the Board and, for the purpose of determining the Option Price or grant price of an Award, consistent with the principles of Section 409A of the Code.

2.18 “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option in accordance with Article 6 of this Plan.

2.19 “IPO” has the meaning set forth in the Stockholders Agreement.

2.20 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.21 “Option” means any Option granted from time to time under Article 6 of this Plan.

2.22 “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of this Plan.

2.23 “Other Stock-Based Award” means any Award granted under Article 10 of this Plan.

2.24 “Participant” means any Eligible Person as set forth in Section 4.1 to whom an Award is granted.

2.25 “Permanent Disability” means (a) in the case of any Participant who is a party to an employment or severance-benefit agreement that contains a definition of “Permanent Disability” or word(s) with similar or correlative meaning, the definition set forth in such agreement, and (b) in the case of any other Participant, a disability that would entitle the Participant to long-term disability benefits under the Company’s long-term disability plan in which the Participant participates. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Permanent Disability, the term “Permanent Disability” will mean a disability described in Treasury Regulations Section 1.409A-3(i)(4)(i)(A).

2.26 “Person” has the meaning set forth in the Stockholders Agreement.

2.27 “Registration Rights Agreement” means that certain Registration Rights Agreement of the Company dated as of November 9, 2016, as may be amended from time to time

2.28 “Restricted Stock” means any Award granted under Article 8 of this Plan.

2.29 “Restricted Stock Unit” means any Award granted under Article 9 of this Plan.

2.30 “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of this Plan is restricted.

2.31 “Section 409A” means Section 409A of the Code together with all regulations, guidance, compliance programs and other interpretative authority thereunder.

2.32 “Service” means service as an Employee, Director or Consultant of the Company or one of its Subsidiaries or Affiliates.

2.33 “Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 12 of this Plan.

2.34 “Sponsor Entities” means the THL Party and the Advent Party.

2.35 “Stock Appreciation Right” means any right granted under Article 7 of this Plan

2.36 “Stockholders Agreement” means that certain Stockholders Agreement of the Company dated as of November 9, 2016, by and among the Company and the stockholders listed on the signature pages thereto, together with any stockholders who may become party thereto in future, via joinder or otherwise, as may be amended from time to time.

2.37 “Subsidiary” has the meaning set forth in the Stockholders Agreement.

2.38 “Ten-Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules set forth in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

2.39 “THL Party” has the meaning set forth in the Stockholders Agreement; provided, however, that a Person shall no longer be considered a THL Party for purposes hereof at such time as such Person is no longer an Affiliate of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (inVentiv), LLC, THL Coinvestment Partners, L.P., Great-West Investors, L.P., Putnam Investments Employees’ Securities Company III, LLC, THL Operating Partners, L.P., THL Fund VII Bridge Corp., THL Parallel Fund VII Bridge Corp., THL Cayman Fund VII Bridge Corp., THL Executive Fund VII, Bridge Corp. or THL Equity Fund VII Investors (inVentiv), L.P.

Article 3. Administration

3.1 Authority of the Committee. This Plan shall be administered by the Committee, which shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine the Eligible Persons to whom Awards shall be granted under the Plan, (b) prescribe the restrictions, terms and conditions of all Awards, (c) interpret the Plan and terms of the Awards, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (e) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (f) correct any defect, provide for any omission or reconcile any ambiguity or inconsistency in the Plan or any Award thereunder, (g) make all determinations it deems advisable for the administration of the Plan, (h) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (i) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, (j) accelerate the vesting, exercisability, payment and/or settlement of any Award at any time (including, but not limited to, upon a Change of Control Transaction or upon termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise), and (k) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or who provide Services outside of the United States. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan, including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2 Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any Subsidiary or one or more agents or advisors such administrative duties or powers as it may deem advisable. In the event that the Committee’s authority is delegated in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such delegatee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

Article 4. Eligibility and Participation

4.1 Eligibility. Participants will consist of such Eligible Persons as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards under this Plan; provided, however, that Options and Stock Appreciation Rights may only be granted to those Eligible Persons with respect to whom the Company is an “eligible issuer” within the meaning of Section 409A of the Code. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2 Type of Awards. Awards under this Plan may be granted in any one or a combination of: (a) Options; (b) Stock Appreciation Rights; (c) Restricted Stock; (d) Restricted Stock Units; and (e) Other Stock-Based Awards. Awards granted under this Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, including, without limitation, restrictive covenants, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of this Plan and any such Award Agreement, the provisions of this Plan shall prevail.

Article 5. Shares Subject to this Plan; Maximum Awards

5.1 Number of Shares Available for Awards.

(a)	Share Reserve. Subject to adjustment as provided in this Article 5 and Article 12 of the Plan, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 1,062,397 and the maximum number of Shares available for issuance as Incentive Stock Options shall be 1,062,397. Each Share subject to an Award of Options or Stock Appreciation Rights shall reduce the Share reserve by one Share, and each Share subject to an Award of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards shall reduce the Share reserve by 1.5 Shares. Up to 10% of the Share pool may be issued as Restricted Stock, Restricted Stock Units, or other full value stock-based awards. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

(b)	Additional Shares. In the event that any outstanding Award expires or is forfeited, cancelled or otherwise terminated without consideration (i.e., Shares or cash) therefor, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement, shall again be available for Awards under this Plan; provided, that any Shares tendered to or withheld by the Company as part or full payment for the purchase price, Option Price or grant price of an Award or to satisfy all or part of the Company’s tax withholding obligation with respect to an Award shall not again be available for Awards. If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not reduce the maximum number of Shares available for issuance under this Plan.

Article 6. Options

6.1 Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Each Option shall be designated as an Incentive Stock Option or shall be a Nonqualified Stock Option; provided, that Options granted to Directors shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify under the Code as an Incentive Stock Option, be treated as a Nonqualified Stock Option. None of the Committee, the Company, any of its Subsidiaries or Affiliates or any of their employees or representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify under the Code as an Incentive Stock Option. Each Option shall be evidenced by an Award Agreement that shall state the number of Shares covered by such Option. Such Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

6.2 Option Price. The Option Price shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option granted to a Ten-Percent Shareholder, the Option Price shall not be less than 110% of the Fair Market Value of a Share on the date of grant.

6.3 Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten years (or, in the case on an Incentive Stock Option granted to a Ten-Percent Shareholder, five years).

6.4 Time of Exercise. Options granted under this Article 6 shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee shall in each instance approve as set forth in each Award Agreement, which terms and restrictions need not be the same for each grant or for each Participant. Without limitation, an Award of an Incentive Stock Option may provide that such Option may be exercised not later than (a) three months following termination of Service of the Participant or (ii) one year following termination of Service of the Participant due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case, as and to the extent determined by the Committee to be necessary to comply with the requirements of Section 422 of the Code.

6.5 Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date full payment is received by the Company pursuant to clauses (a), (b), (c), (d), or (e) of the following sentence (including the applicable tax withholding pursuant to Section 14.3 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant: (a) in cash or by cash equivalent acceptable to the Committee; (b) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above); (d) upon or following termination of Service due to death or Permanent Disability, or as may otherwise be permitted by the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the Option Price, net of withholding; or (e) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.6 Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed $100,000 or the Option shall be treated as a Nonqualified Stock Option, but only to the extent of that portion of the Option in excess of the limit. For purposes of the preceding sentence, unless otherwise designated by the Company, Incentive Stock Options will be taken into account in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code. If Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date of grant or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

Article 7. Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of: (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2 Terms of Stock Appreciation Right. Each Stock Appreciation Right grant shall be evidenced by an Award Agreement that shall state the grant price (which shall not be less than 100% of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement and such other provisions as the Committee shall determine. No Stock Appreciation Right shall have a term of more than ten years from the date of grant.

Article 8. Restricted Stock

8.1 Grant of Restricted Stock. The Committee is hereby authorized to grant Restricted Stock to Participants. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

8.2 Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock grant shall specify: the Restriction Period(s); the number of Shares of Restricted Stock subject to the Award; the purchase price, if any, of the Restricted Stock; the performance, Service or other conditions (including the termination of a Participant’s Service whether due to death, Permanent Disability or other reason) under which the Restricted Stock may be forfeited to the Company; and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and, except as provided in Section 14.6, the legend required by this Section 8.2 shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

8.3 Voting and Dividend Rights. The Committee shall determine and set forth in a Participant’s Award Agreement whether or not a Participant holding Restricted Stock granted hereunder shall (a) have the right to exercise voting rights with respect to the Restricted Stock during the Restriction

Period (the Committee may require a Participant to grant an irrevocable proxy and power of substitution) and/or (b) have the right to receive dividends on the Restricted Stock during the Restriction Period (and, if so, on what terms).

8.4 Performance Goals. The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant, or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code in respect of an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant’s making or refraining from making such an election.

Article 9. Restricted Stock Units

9.1 Grant of Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock Units to Participants. An Award of Restricted Stock Units is a contractual right representing a notional unit interest equal in value to a Share on the applicable date or time period of determination, as specified by the Committee. An Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall conform to the requirements of the Plan and shall be subject to such restrictions and conditions as the Committee shall determine.

9.2 Vesting of Restricted Stock Units. The Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary or Affiliate for a specified time period (or periods) and/or on such other terms and conditions, including performance requirements, as may be approved by the Committee in its discretion. If the vesting requirements of an Award of Restricted Stock Units are not satisfied, the Award shall be forfeited.

9.3 Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in Shares or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of a Share, determined on such date or over such time period as may be determined by the Committee.

9.4 Dividend Equivalent Rights. Restricted Stock Units may be granted together with dividend equivalent rights with respect to the Shares subject to the Award, which dividend equivalent rights may be accumulated and may be deemed reinvested in additional Restricted Stock Units or may be accumulated in cash, as determined by the Committee in its discretion. Any payments made pursuant to dividend equivalent rights will be paid at such times as determined by the Committee in its discretion (including, without limitation, at the times paid to stockholders of the Company generally or at the times of vesting or payment of the Restricted Stock Units). Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units.

9.5 No Rights as Stockholder. A Participant shall not have any rights as a stockholder of the Company with respect to the Shares subject to a Restricted Stock Unit until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.

Article 10. Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares, including without limitation, stock units, dividend equivalent rights and other phantom awards. Such Other Stock- Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event, and/or the attainment of performance objectives. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock- Based Awards shall be settled in cash, Shares or a combination, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). Each Other Stock-Based Award grant shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan.

Article 11. Compliance with Section 409A of the Code

11.1 General. The Company intends that the Plan and all Awards be construed to avoid the imposition of additional taxes, interest and penalties pursuant to Section 409A. Notwithstanding the Company’s intention, in the event any Award is subject to such additional taxes, interest or penalties pursuant to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award or (c) comply with the requirements of or mitigate the effects of Section 409A, including, without limitation, any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant. In no event shall the Company or any of its Subsidiaries or Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant under Section 409A or for any damages for failing to comply with Section 409A.

11.2 Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Agreement, any payments of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the day that immediately follows the end of such six-month period or date of death or as soon as administratively practicable thereafter. Any remaining payments of nonqualified deferred compensation shall be paid without delay and at the time or times such payments are otherwise scheduled to be made.

11.3 Separation from Service. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of service” or like term shall mean “separation from service.”

Article 12. Adjustments

12.1 Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company), such as a Divestiture Transaction, merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, amalgamation or other like change in capital structure (other than normal cash dividends to stockholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in a manner determined in its sole, good faith discretion: the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards; the number and kind of Shares or other property subject to outstanding Awards; the Option Price, grant price or purchase price applicable to outstanding Awards; any dividend equivalent rights associated with outstanding Awards; and/or other value determinations (including performance conditions) applicable to the Plan or outstanding Awards. Without limitation, (a) in the case of a dividend recapitalization transaction, the requirements of this Section 12.1 may be satisfied if a distribution is made to each holder of an outstanding Award in an amount calculated by reference to the amount of the dividend paid to holders of Shares in such transaction and at substantially the same time as such dividend is paid to such holders of Shares in such transaction, and (b) adjustments made pursuant to this Section 12.1 may in the Committee’s sole discretion be made through the granting of dividend equivalent rights to holders of outstanding Awards.

12.2 Change of Control Transaction. Upon the occurrence of a Change of Control Transaction after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall specify otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including, without limitation, the following (or any combination thereof): (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of equity, equity-based and/or cash awards with substantially the same terms for outstanding Awards (excluding the consideration payable upon settlement of the Awards); (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (d) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; (e) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, Shares, other property or any combination thereof) as determined in the sole discretion of the Committee and which value may be zero; provided, that in the case of Options, Restricted Stock Units and Stock Appreciation Rights or similar Awards, the fair value may equal the excess, if any, of the value of the consideration to be paid in the Change of Control Transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being cancelled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being cancelled, or if no such excess, zero; provided, further, that if any payments or other consideration are deferred and/or contingent as a result of escrows, earnouts, holdbacks or any other contingencies, payments under this provision may be made on substantially the same terms and conditions applicable to, and only to the extent actually paid to, the holders of Shares in connection with the Change of Control Transaction; and (f) cancellation of all or any portion of outstanding unvested and/or unexercisable Awards for no consideration. The treatment of Awards in connection with a Change of Control Transaction or otherwise need not be the same for all Participants.

Article 13. Duration; Amendment, Modification, Suspension and Termination

13.1 Duration of Plan. Unless sooner terminated as provided in Section 13.2, this Plan shall terminate on the tenth anniversary of the Effective Date.

13.2 Amendment, Modification, Suspension and Termination of Plan. Subject to the terms of the Plan, the Committee may amend, alter, suspend, discontinue or terminate this Plan or any portion thereof or any Award (or Award Agreement) hereunder at any time, in its sole discretion; provided, that no action taken by the Committee shall adversely affect any economic rights granted to any Participant or adversely affect in any material respect any non-economic rights granted to any Participant under any outstanding Awards (other than pursuant to Article 11 or as the Committee deems necessary to comply with applicable law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) without the Participant’s written consent.

Article 14. General Provisions

14.1 Service; Termination.

(a) No Right to Service or Award. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(b) Treatment of Awards on Termination for Cause. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service is terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its reasonable, good faith discretion that after termination, the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary or Affiliate, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment. The Company shall have the right to determine, in its sole but reasonable, good faith discretion, whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs and whether the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary or Affiliate. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Company reasonably and in good faith determines that a Participant has committed or may have committed any act that (x) would be reasonably likely to constitute the basis for a termination of such Participant’s Service for Cause or (y) would be reasonably likely to violate any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary or Affiliate, the Company may suspend the Participant’s rights to exercise any Stock Option or Stock Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether such act or omission in fact constitutes the basis for a termination for Cause as provided in this Section 14.1(b).

(c) Transfer, Leave of Absence, Etc. For purposes of the Plan, except as otherwise determined by the Committee, the following events shall not be deemed a termination of Service: (i) a transfer to the employment among the Company, any of its Subsidiaries and/or any of its Affiliates; or (ii) an approved leave of absence for military service or sickness, a leave of absence where the Participant’s right to return to Service is guaranteed by law, by contract or under the policy pursuant to which the leave of absence was granted, a leave of absence for any other purpose approved by the Company or if the Committee otherwise so provides in writing.

14.2 Settlement of Awards. Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be issued, rounded, forfeited or otherwise eliminated.

14.3 Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. The Committee, in its sole discretion, may permit Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax that could be imposed in connection with any such taxable event.

14.4 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code, Section 4999 of the Code or otherwise, and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

14.5 Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of the Participant’s death (subject to the applicable laws of descent and distribution), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary or Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

14.6 Stockholders Agreement and Registration Rights Agreement; Conditions and Restrictions on Shares. Shares received in connection with Awards granted hereunder shall be subject to all of the terms and conditions of the Stockholders Agreement and Registration Rights Agreement, including all transfer restrictions, repurchase options and participation rights set forth therein. As a condition to receiving, exercising or settling an Award, if not already fully bound by the terms set forth in the Stockholders Agreement and Registration Rights Agreement, each Participant shall sign (a) a joinder agreement pursuant to which such Participant shall become fully bound by the terms set forth in the Stockholders Agreement, and (b) a joinder agreement pursuant to which such Participant shall become fully bound by the terms set forth in the Registration Rights Agreements. The Committee may impose such other customary conditions or restrictions on any Shares received in connection with an Award as it may reasonably deem advisable or desirable. These restrictions may include, but shall not be limited to, requirements that the Participant: (i) hold the Shares received for a specified period of time or (ii) represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

14.7 Shares Not Registered. Shares and Awards shall not be issued under this Plan unless the issuance and delivery of such Shares and any Awards comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares or any Awards under this Plan, and, accordingly, any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of securities under this Plan is not required to be registered under any applicable securities laws, each Participant to whom such security would be purchased or issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.

14.8 Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and Affiliates and any third-party administrators of any data of a professional or personal nature for the purpose of administering the Plan.

14.9 Awards to Non-U.S. Eligible Persons. To comply with the laws in countries other than the United States in which the Company or any Subsidiary or Affiliate operates or engages Eligible Persons, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries or Affiliates shall be covered by the Plan; (b) determine which Employees and Directors outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable non-U.S. laws; (d) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and (e) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

14.10 Rights as a Stockholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have no rights as a holder of Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Article 12 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine in its discretion the manner of delivery of Shares to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the stock certificates (if any) be held in escrow by the Company for any Shares or cause the Shares to be legended in order to comply with the securities laws or other applicable restrictions, or, should the Shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the Shares as the Committee considers necessary or advisable.

14.11 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.12 Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

14.13 No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (a) limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of or to its capital or business structure or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (b) limit the right or power of the Company to take any action that it deems to be necessary or appropriate.

14.14 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

14.15 Governing Law. This Plan and each Award Agreement and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Plan or any Award Agreement or the negotiation, execution or performance of this Plan or any Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict- or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

14.16 Effective Date. The Plan shall be effective as of the date of its adoption by the Board, which date is set forth below (the “Effective Date”).

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This Plan was duly adopted and approved by the Board of Directors of the Company on November 15, 2016.